Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2018

Winning Established Programs from Competitors
Spokane Valley, WA— January 30, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 30, 2017.
For the second quarter of fiscal year 2018, Key Tronic reported total revenue of $111.7 million, compared to $118.5 million in the same period of fiscal year 2017. For the first six months of fiscal year 2018, total revenue was $220.9 million, compared to $235.7 million in the same period of fiscal year 2017.
As a result of the U.S. corporate tax reform in December 2017, the GAAP results for the second quarter of 2018 were impacted by discrete charges for unrepatriated overseas earnings and a write-down of certain deferred tax assets related to U.S. tax reform and an adjustment relating to foreign exchange totaling approximately $1.1 million in tax expense or $0.10 per share. In coming quarters, the Company will benefit from the tax reform through a reduction in its estimated effective tax rate from 25% to 20%.
For the second quarter of fiscal year 2018, the Company had a net loss of approximately $0.2 million or $(0.02) per share, compared to net income of $1.5 million or $0.14 per share for the second quarter of fiscal year 2017. For the second quarter of fiscal year 2018, excluding the impact of the discrete tax adjustments net income was approximately $0.9 million or $0.08 per share, compared to net income of $1.5 million or $0.14 per share for the second quarter of fiscal year 2017.
For the first six months of fiscal year 2018, net income was $0.2 million or $0.02 per share, compared to net income of $3.3 million or $0.30 per share for the same period of fiscal year 2017. For the first six months of fiscal year 2018, excluding the impact of the discrete tax adjustments that occurred during the second quarter, net income was approximately $1.3 million or $0.12 per share, compared to net income of $3.3 million or $0.30 per share for the same period of fiscal year 2017.
For the second quarter of fiscal year 2018, gross margin was 7.9% and operating margin was 1.5%, compared to 8.1% and 2.1%, respectively, in the same period of fiscal 2017.
“New programs continue to ramp and we have continued to win significant new business from EMS competitors, including two new programs involving products for new and established customers in IoT for consumers and commercial applications,” said Craig Gates, President and Chief Executive Officer. “While changes in the U.S. corporate tax law may have caused a net loss in the second quarter, we expect to benefit by paying less taxes in the U.S. under the new law in coming periods.”
“Moving into the third quarter, we continue to see a strong pipeline of potential new business and our new programs continue to ramp. Recent customer wins are expected to contribute to sales growth in coming quarters. The details of the manufacturing ramp discussed last quarter relating to a consumer security product are yet to be finalized.”
During the third quarter, the Company anticipates charges of approximately $0.7 million for legal expenses in connection with a binding arbitration hearing relating to roughly $10 million of purchased and paid inventory and receivables due from a former customer. In addition to the inventory at issue in the arbitration, the Company is pursuing reimbursement for certain cancellation fees and other carrying costs already expensed but believed to be contractually due from the former customer. The Company has not accrued for any outcomes related to this claim which could result in a one-time gain or loss. Legal costs are being expensed as incurred. The ultimate disposition of these matters is unknown and could have a material effect on the consolidated financial position, results of operations and cash flows.

“We will also be incurring approximately $0.5 million for severance costs related to streamlining our facilities in Mexico during the third quarter as we expect that recently won new programs will require less labor content. We expect these changes to reduce our overall Mexican facility expenses by approximately 9% by our fourth quarter. Moreover, our U.S. facilities are proving to be increasingly profitable. While we are carefully managing our expenses, our investments in SMT, sheet metal and plastic molding capabilities in both Mexico and the U.S. are expected to enable planned future growth.”
Business Outlook
For the third quarter of fiscal year 2018, the Company expects to report revenue in the range of $110 million to $115 million, and earnings in the range of break-even to $0.05 per diluted share. These expected results assume the legal fees and severance costs discussed above with an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-263-0877 or +1-323-794-2094 (Access Code: 6272620). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 6272620).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2018, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$111,725	$118,517	$220,942	$235,652
Cost of sales	102,925	108,905	204,297	216,331
Gross profit	8,800	9,612	16,645	19,321
Research, development and engineering expenses	1,495	1,603	3,005	3,187
Selling, general and administrative expenses	5,654	5,462	10,825	10,797
Total operating expenses	7,149	7,065	13,830	13,984
Operating income	1,651	2,547	2,815	5,337
Interest expense, net	616	552	1,210	1,141
Income before income taxes	1,035	1,995	1,605	4,196
Income tax provision	1,259	467	1,397	876
Net income (loss)	$(224)	$1,528	$208	$3,320
Net income (loss) per share — Basic	$(0.02)	$0.14	$0.02	$0.31
Weighted average shares outstanding — Basic	10,760	10,758	10,760	10,753
Net income (loss) per share — Diluted	$(0.02)	$0.14	$0.02	$0.30
Weighted average shares outstanding — Diluted	10,760	10,968	10,760	10,919

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 30, 2017	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$450	$373
Trade receivables, net of allowance for doubtful accounts of $0 and $84	57,437	65,193
Inventories, net	108,873	101,590
Other	13,804	11,037
Total current assets	180,564	178,193
Property, plant and equipment, net	28,473	30,496
Other assets:
Deferred income tax asset	7,463	6,981
Goodwill	9,957	9,957
Other intangible assets, net	4,258	4,800
Other	2,097	2,413
Total other assets	23,775	24,151
Total assets	$232,812	$232,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,537	$53,078
Accrued compensation and vacation	6,482	10,005
Current portion of debt, net	5,841	5,841
Other	9,810	8,829
Total current liabilities	83,670	77,753
Long-term liabilities:
Term loans	15,852	18,773
Revolving loan	15,633	18,335
Other long-term obligations	844	1,412
Total long-term liabilities	32,329	38,520
Total liabilities	115,999	116,273
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,048	45,797
Retained earnings	73,753	73,545
Accumulated other comprehensive loss	(2,988)	(2,775)
Total shareholders’ equity	116,813	116,567
Total liabilities and shareholders’ equity	$232,812	$232,840

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